EXHIBIT 99.1

CONTACTS:

Investor Relations
Stephanie Ascher
Stern Investor Relations, Inc.
212-362-1200
stephanie@sternir.com

Constantine Theodoropulos
Base Pair Communications
617-401-3116
constantine@basepaircomm.com

REXAHN PHARMACEUTICALS PROVIDES KEY GOALS FOR 2012

Rockville, MD, January 17, 2012 - Rexahn Pharmaceuticals, Inc. (NYSE Amex: RNN), a clinical stage pharmaceutical company commercializing oncology and CNS therapeutics, today provided guidance on its key pipeline, scientific and business goals for 2012.

“Rexahn has made the decision to focus in the near term on our oncology program after evaluating how best to apply our resources in order to realize near term value appreciation for our shareholders,” stated Dr. Chang Ahn, Chairman and CEO of Rexahn. “We have sufficient funding to carry the company forward through 2012. The accelerated development of the company’s potent anti-cancer compounds will enable Rexahn to drive short term value while supporting our longer term competitive position.”

Dr. Ahn added, “Though we were disappointed in the Serdaxin Phase IIb results that we announced in November 2011, we are pleased with the important progress made during the year in our oncology programs. Due to this progress we are in a position to achieve several key milestones in 2012.  In the next 12 to 18 months, we expect to substantially add to and advance our oncology pipeline by taking multiple compounds into human trials, as well as to aggressively seek partnerships for several of our oncology assets.”

Rexahn Goals for 2012:

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Pursue new partnerships. Rexahn actively seeks to form new product collaborations in addition to its partnership with Teva Pharmaceutical Industries. This could include out-licensing or co-developing Rexahn’s promising oncology assets in order to expedite clinical development, scientific platform alliances to maximize the utility of the Company’s three powerful discovery platforms, and research collaborations to further expand the pipeline.

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Advance clinical program for RX-3117. In September 2009, Rexahn entered into a commercialization and development agreement with Teva Pharmaceutical Industries Limited for RX-3117. Under the agreement, Rexahn is eligible to receive development, regulatory, and sales milestone payments, as well as royalties on net sales worldwide. In the first quarter of 2012, Rexahn expects to initiate an exploratory first-in-human Phase I clinical trial for RX-3117. RX-3117 has shown potent anti-tumor effects in xenograft human tumor models. Preclinical studies have revealed the compound’s high bioavailability and good safety profile, which is the current first-line therapy for pancreatic and other cancers.

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Initiate clinical program for RX-5902. In the second quarter of 2012, Rexahn expects to file an Investigational New Drug application for a first-in-human clinical trial for RX-5902, an orally available, first-in-class inhibitor of p68 RNA helicase for the treatment of various solid tumors, in particular melanoma. Preclinical studies have demonstrated the inhibition of tumor growth and enhanced survival in in vivo animal xenograft models, synergistic action when combined with known anticancer agents, and potent anti-growth activity in drug-resistant cancer cells. A unique, nano-based clinical oral formulation has been developed.

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Complete clinical trial of Archexin to treat pancreatic cancer. Rexahn expects to report the results of its Phase II clinical trial of Archexin in pancreatic cancer in the third quarter of 2012. Archexin is a first in class, potent Akt protein kinase inhibitor with the potential to inhibit cancer cell survival and proliferation, angiogenesis, and drug resistance. Archexin has FDA Orphan drug designation for five different cancer types, including renal cell carcinoma, glioblastoma, pancreatic, stomach, and ovarian cancers.

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Initiate clinical program for RX-8243. Rexahn expects to file an Investigational New Drug application in late 2012 or early 2013 for RX-8243, a small molecule inhibitor of Ark 1 kinase and other Ser/Thr kinase for the treatment of various solid tumors. RX-8243 showed better efficacy than paclitaxel in the paclitaxel-insensitive colon xenograft model and potent anti-growth activity in drug-resistant cancer cells.

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Evaluate options for CNS program (Serdaxin and Zoraxel). Rexahn is exploring options for further development of Serdaxin and Zoraxel, including out-licensing or divesture of the compounds, entering a co-development partnership, and continuation of clinical trials in Major Depressive Disorder for Serdaxin and Erectile Dysfunction for Zoraxel.

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Continue new CEO search. Rexahn continues its search for a Chief Executive Officer (CEO) to succeed Dr. Chang Ahn, who currently serves as both CEO and Chief Science Officer (CSO) until a new CEO is in place. The company expects to name a new CEO in early 2012.

About Rexahn Pharmaceuticals, Inc.
Rexahn Pharmaceuticals is a clinical stage pharmaceutical company dedicated to developing and commercializing first in class and market leading therapeutics for cancer, CNS disorders, sexual dysfunction and other unmet medical needs. Rexahn currently has three drug candidates in Phase II clinical trials, Archexin®, Serdaxin®, and Zoraxel™  and a robust pipeline of preclinical compounds to treat multiple cancers and CNS disorders.  Rexahn also operates key R&D programs of nano-medicines, 3D-GOLD, and TIMES drug discovery platforms.  For more information, please visit www.rexahn.com.

Safe Harbor
To the extent any statements made in this press release deal with information that is not historical, these are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about Rexahn's plans, objectives, expectations and intentions with respect to future operations and products and other statements identified by words such as "will," "potential," "could," "can," "believe," "intends," "continue," "plans," "expects," "anticipates," "estimates," "may," other words of similar meaning or the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause Rexahn's actual results to be materially different than those expressed in or implied by Rexahn's forward-looking statements. For Rexahn, particular uncertainties and risks include, among others, the difficulty of developing pharmaceutical products, obtaining regulatory and other approvals and achieving market acceptance; the marketing success of Rexahn's licensees or sublicensees; the success of clinical testing; and Rexahn's need for and ability to obtain additional financing. More detailed information on these and additional factors that could affect Rexahn's actual results are described in Rexahn's filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. All forward-looking statements in this news release speak only as of the date of this news release. Rexahn undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.